EXHIBIT I
LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2010 by and between Healthwarehouse,com, Inc., a Delaware corporation (the “Company”), HWH Lending LLC, a Delaware limited liability company (“HWH”), Milfam I L.P., a Georgia limited partnership (“Milfam” and, together with HWH, the “Lenders”), and Lalit Dhadphale (“Stockholder”). Capitalized terms used but not defined herein shall have the meanings set forth in the Loan and Security Agreement by and between the Company, HWAREH.com, Inc. (together, with the Company, the “Borrowers”) and Lenders dated as of the date hereof (“Loan Agreement”).

RECITALS

WHEREAS, Borrower and Lenders are parties to the Loan Agreement, pursuant to which Lenders will make a loan to Borrower, such Advances to be evidenced by Notes;

WHEREAS, Lenders are also entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of the date hereof, pursuant to which Lenders, among other investors, will purchase shares of Series B Preferred Stock (the “Series B Preferred Stock”) of Healhwarehouse.com, Inc.;

WHEREAS, in connection with, and as a condition to closing of, the transactions contemplated by the Loan Agreement and the Securities Purchase Agreement, the parties hereto desire to enter into this Agreement to restrict the trading of the Company Shares (as defined below) held by the Stockholder during the period in which the Notes and shares of Series B Preferred Stock are outstanding.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Transfer Restrictions.

(a)  The Stockholder will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Stockholder or any affiliate of the undersigned or any person in privity with the Stockholder or any affiliate of the Stockholder), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (all such actions shall be referred to as a “Transfer”) with respect to 625,000 shares of the Company’s Common Stock (the “Company Shares”) or any securities convertible into or exercisable or exchangeable for Company Shares, or publicly announce an intention to effect any such transaction, for a period ending on the date upon which all of Borrower’s obligations under the Notes have been satisfied and paid in full and are no longer outstanding (the “Lock-up Period”), other than (i) Company Shares disposed of as bona fide gifts, (ii) transfers to any trust for the direct or indirect benefit of Stockholder or Stockholder’s immediate family; provided that it shall be a condition to any such gift or transfer that the transferee/donee agrees to be bound by the terms of this Agreement to the same extent as if the transferee/donee were a party hereto, (iii) the filing or participation in the filing of a registration statement with the Commission in respect of Company Shares or securities convertible into or exercisable or exchangeable for Company Shares under any employee option plan or other employee benefit plan or distribution reinvestment plan, and (iv) the exercise of the option to purchase shares of the Company’s Common Stock granted to Stockholder under the Company’s 2009 Incentive Compensation Plan (the “Option Grants”) pursuant to the cashless exercise provisions set forth in Section 5 of the Option Grant, only to the extent that shares of Common Stock are “sold” in order to pay the exercise price thereunder.  Notwithstanding the foregoing, the Stockholder may Transfer the Company Shares provided that (i) the Stockholder provides the Lenders ten (10) days advance written notice describing the proposed Transfer and (ii) the Lenders would legally be able to sell that number of shares of the Company’s common stock then owned (or issuable upon conversion of shares of Series B Preferred stock) by the Lenders that is equal to the number of Company Shares proposed to be sold by Stockholder in a transaction exempt from the registration requirements of the Securities Exchange Act of 1933, as amended and which would not subject the Lenders to potential liability pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

(b)  The certificates representing Company Shares subject to this Agreement shall, unless and until the Lock-up Period as terminated as to the Company Shares such certificates represent, bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF EXCEPT IN ACCORDANCE WITH THAT CERTAIN LOCK-UP AGREEMENT DATED NOVEMBER 8, 2010.”

(c)  The Company may impose stop-transfer orders to effectuate the Transfer Restrictions.

2.    Termination.  This Agreement shall terminate and be of no further force or effect on the date upon which all of Borrower’s obligations under the Notes have been satisfied and paid in full and are no longer outstanding.

3.    Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by commercial overnight delivery service, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, by overnight delivery service or by facsimile, or if mailed, five days after the date of mailing, addressed to the parties at the addresses set forth herein, or such other address which either party has in writing designated.

If to Borrower:	Healthwarehouse.com, Inc. 100 Commerce Blvd. Cincinnati, OH 45140 Attention: Lalit Dhadphale Facsimile: 866-821-3784

If to Lenders:	HWH Lending, LLC c/o Romulus Holdings 2200 Fletcher Ave., 5th Floor Fort Lee, NJ 07024
Attention: Gary Singer
Facsimile: 201-224-2762

If to Stockholder:	Lalit Dhadphale
c/o Healthwarehouse.com, Inc.

4.    Miscellaneous.

(a)  Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)  Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the Lender and the Stockholder.

(c)  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties shall use their reasonable best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(d)  Entire Agreement.  This Agreement constitutes the entire agreement among the parties relating to the transactions contemplated hereby and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants relating to the transactions contemplated hereby except as specifically set forth herein or therein.

(e)  Governing Law.  This Agreement shall be governed by, construed in accordance with, and enforced under the internal laws of the State of New York applicable to contracts executed and to be performed solely within such State.

(f)   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Facsimile Signatures.  This Agreement may be executed and delivered by facsimile and upon such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the date first written above.

HWH LENDING, LLC

By:	/s/ Gary Singer
Gary Singer
President

MILFAM I L.P.

By:	/s/ Lloyd Miller
Name:	Lloyd Miller
Title:	Manager

HEALTHWAREHOUSE.COM, INC.

By:	/s/ Patrick E. Delaney
Name:	Patrick E. Delaney
Title:	CFO

STOCKHOLDER

By:	/s/ Lalit Dhadphale
Lalit Dhadphale

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]